EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-133017, 333-125141, and 333-115597) pertaining to the Barrier Therapeutic Inc. 2004 Stock Incentive Plan and Barrier Therapeutics Inc. Employee Stock Purchase Plan of our reports dated March 8, 2007 and in the Registration Statement Form S-3 (No. 333-134214), with respect to the consolidated financial statements of Barrier Therapeutics, Inc., Barrier Therapeutics Inc. Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Barrier Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey

March 8, 2007